                                  SCHEDULE 13D/A


                                 (Rule 13d-101)

    Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a)


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*



                               WFS FINANCIAL INC
            --------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, without par value
            --------------------------------------------------------
                         (Title of Class of Securities)

                                     92923B
            --------------------------------------------------------
                                 (CUSIP Number)

                                 ERNEST S. RADY
                             Chairman of the Board
                               WFS Financial Inc
                                23 Pasteur Road
                             Irvine, CA 92718-3804
            --------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                  May 23, 2004
            --------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e)(f) or (g), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92923B                      13D                  Page 2 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    WESTCORP
                             IRS ID No. 51-0308535
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON*

                                       HC
==============================================================================

CUSIP No. 92923B                      13D                  Page 3 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             WESTERN FINANCIAL BANK
                             IRS ID No. 94-2504080
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                    PRINCIPAL PLACE OF BUSINESS: CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON (See Instructions)

                                       BK
==============================================================================

CUSIP No. 92923B                      13D                  Page 4 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    ERNEST S. RADY AND ERNEST S. RADY TRUST

                        Social Security No. ###-##-####
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON (See Instructions)

                                    OO + IN
==============================================================================

CUSIP No. 92923B                      13D                  Page 5 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               EVELYN SHIRLEY RADY AND EVELYN SHIRLEY RADY TRUST

                        Social Security No. ###-##-####

------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                    OO + IN
==============================================================================

CUSIP No. 92923B                      13D                  Page 6 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            AVRETT ENTERPRISES, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                       13D                  Page 7 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          SILPIT INDUSTRIES CO., LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                      13D                  Page 8 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             MEMRAD HOLDINGS, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                       13D                  Page 9 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             AMERICAN ASSETS, INC.

                           I.R.S. ID NO. 95-249-3347
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                      13D                  Page 10 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            CANPAC ENTERPRISES, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                       13D                 Page 11 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        WESTERN INSURANCE HOLDINGS, INC.

                            I.R.S. ID NO. 95-2890041
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       IC
==============================================================================

CUSIP No. 92923B                      13D                 Page 12 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         INSURANCE COMPANY OF THE WEST

                           I.R.S. ID NO. 95-2769232
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       IC
==============================================================================

CUSIP No. 92923B                      13D                 Page 13 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           EXPLORER INSURANCE COMPANY

                            I.R.S. ID NO. 94-2784519
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                    ARIZONA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       IC
==============================================================================

CUSIP No. 92923B                      13D                 Page 14 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   DHM Trust

                            I.R.S. ID NO. 33-6003176
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        Approximately 84.03% (based on 41,035,969 shares outstanding)

------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       OO
==============================================================================

Item 1.         Security and Issuer.

Common Stock, no par value

WFS FINANCIAL INC
23 Pasteur Road
Irvine, CA 92718-3804

Item 2.         Identity and Background.

WESTCORP


(a)     Westcorp
(b)     The principal business address is:
        23 Pasteur
        Irvine, CA 92618
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     United States Corporation.


WESTERN FINANCIAL BANK


(a)     Western Financial Bank
(b)     The principal business address is:
        15750 Alton Parkway
        Irvine, CA 92618
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     United States Corporation.


ERNEST S. RADY AND ERNEST S. RADY TRUST


(a)     Ernest S. Rady and Ernest S. Rady, Trustee
        Mr. Rady's address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
(b)     The Trust's principal business address is:
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman, President and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in this Schedule 13D.
(d)     Current conviction during the last five years: None
(e)     Securities laws proceedings: None.
(f)     Citizenship:    USA


EVELYN SHIRLEY RADY AND EVELYN SHIRLEY RADY TRUST


(a)     Evelyn Shirley Rady and Ernest S. Rady, Trustee
        Mrs. Rady's address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
(b)     The Trust's principal business address is:
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman, President and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in this Schedule 13D.
(d)     Current conviction during the last five years: None
(e)     Securities laws proceedings: None
(f)     Citizenship:    USA






                              Page 15 of 30 Pages

AVRETT ENTERPRISES, LTD.

(a)     Avrett Enterprises, Ltd.
(b)     The principal business address is:
        Avrett Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current conviction during the last five years: None
(d)     Securities laws proceedings: None
(e)     Canadian corporation.

SILPIT INDUSTRIES CO., LTD.

(a)     Silpit Industries Co., Ltd.
(b)     The principal business address is:
        Silpit Industries Co., Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

MEMRAD HOLDINGS, LTD.

(a)     Memrad Holdings, Ltd.
(b)     The principal business address is:
        Memrad Holdings, Ltd.
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Canadian corporation.

AMERICAN ASSETS, INC.

(a)     American Assets, Inc.
(b)     The principal business address is:
        American Assets, Inc.
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.



                              Page 16 of 30 Pages

CANPAC ENTERPRISES, LTD.

(a)     Canpac Enterprises, Ltd.
(b)     The principal business address is:
        Canpac Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Canadian corporation.

WESTERN INSURANCE HOLDINGS, INC.

(a)     Western Insurance Holdings, Inc.
(b)     The principal business address is:
        Western Insurance Holdings, Inc.
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

INSURANCE COMPANY OF THE WEST

(a)     Insurance Company of the West
(b)     The principal business address is:
        Insurance Company of the West
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

EXPLORER INSURANCE COMPANY

(a)     Explorer Insurance Company
(b)     The principal business address is:
        Explorer Insurance Company
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Arizona corporation.

DHM TRUST


(a)     DHM Trust, Ernest S. Rady, Trustee
        Mr. Rady's address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
(b)     The Trust's principal business address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman, President and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in the Schedule 13D.
(d)     Current conviction during last five years:  None
(e)     Securities laws proceedings:  None
(f)     Citizenship:  USA


        Identification of Members of the Group

(a) Westcorp


        Names and Addresses of Officers
        and Directors as of May 24, 2004                 Title
        --------------------------------------           -----
        Ernest S. Rady                          Chairman of the Board, Chief Executive
        11455 El Camino Real Suite 200          Officer and Director
        San Diego, CA 92130

        Thomas Wolfe                            President and Director
        23 Pasteur
        Irvine, CA 92618

        Lee A. Whatcott                         Executive Vice President,
        23 Pasteur                              Chief Financial Officer and Chief Operating Officer
        Irvine, CA 92618

        Dawn Martin                             Senior Vice President and Chief
        23 Pasteur                              Information Officer
        Irvine, CA 92618

        Richard Banes                           Vice President and Director of
        23 Pasteur                              Audit Services
        Irvine, CA 92618

        Guy Du Bose                             Vice President, Secretary and
        23 Pasteur                              General Counsel
        Irvine, CA 9268

        Mark Olson                              Vice President and Controller
        23 Pasteur
        Irvine, CA 9268

        J. Keith Palmer                         Vice President and Treasurer
        23 Pasteur
        Irvine, CA 92618

        Judith Bardwick                         Director
        23 Pasteur
        Irvine, CA 92618

        Robert Barnum                           Director
        23 Pasteur
        Irvine, CA 92618

        James Dowlan                            Director
        23 Pasteur
        Irvine, CA 92618

        Duane A. Nelles                         Director
        23 Pasteur
        Irvine, CA 926818

        Harry Rady                              Director
        23 Pasteur
        Irvine, CA 92618

        Charles E. Scribner                     Director
        23 Pasteur
        Irvine, CA 92618-3804



Western Financial Bank


(a)     Western Financial Bank
        Names and Addresses of Officers
        and Directors as of May 24, 2004                Title
        --------------------------------------          -----

        Ernest S. Rady                          Chairman of the Board,
        11455 El Camino Real Suite 200          Chief Executive Officer and
        San Diego, CA 92130                     Director

        Charles E. Scribner                     Vice Chairman and Director
        23 Pasteur
        Irvine, CA 92618

        James Tecca                             President of Commercial Banking
        23 Pasteur                              Vice Chairman
        Irvine, CA 92618

        Thomas Wolfe                            President, Vice Chairman and Director
        23 Pasteur
        Irvine, CA 92618

        Lee A. Whatcott                         Senior Executive Vice President,
        23 Pasteur                              Chief Financial Officer and Chief
        Irvine, CA 92618                        Operating Officer

        Dawn Martin                             Executive Vice President and
        23 Pasteur                              Chief Information Officer
        Irvine, CA 92618

        Richard Banes                           Executive Vice President and
        23 Pasteur                              Director of Audit Services
        Irvine, CA 92618

        Joy Bagnall                             Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        John DeCero                             Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        Guy Du Bose                             Senior Vice President, Secretary
        23 Pasteur                              and General Counsel
        Irvine, CA 92618

        Doak Kraus                              Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        John Lawrence                           Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        Mark Olson                              Senior Vice President and Controller
        23 Pasteur
        Irvine, CA 92618

        J. Keith Palmer                         Senior Vice President and Treasurer
        23 Pasteur
        Irvine, CA 92618

        Shelly Chase                            Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        Jon Wilcox                              Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        Judith Bardwick                         Director
        23 Pasteur
        Irvine, CA 92618

        Robert Barnum                           Director
        23 Pasteur
        Irvine, CA 92618

        Duane A. Nelles                         Director
        23 Pasteur
        Irvine, CA 926818

        Harry Rady                              Director
        23 Pasteur
        Irvine, CA 92618

        Charles Schribner                       Director
        23 Pasteur
        Irvine, CA 92618

        James Dowlan                            Director
        23 Pasteur
        Irvine, CA 92618


The Ernest S. Rady Trust

(a)     Ernest S. Rady, Trustee





                              Page 17 of 30 Pages

Evelyn Shirley Rady

(a)     Ernest S. Rady, Trustee

Avrett Enterprises, Ltd.

(a)     Avrett Enterprises, Ltd.


        Names and Addresses of Officers
        and Directors as of May 24, 2004               Title
        --------------------------------------         -----

        Sylvia Silverberg                       President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Evelyn Rady                             Vice President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Ernest S. Rady                          Vice President
        8144 Prestwick Drive
        La Jolla, CA 92037

        Nora Kaufman                            Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7


Silpit Industries Co., Ltd.


        Names and Addresses of Officers
        and Directors as of May 24, 2004               Title
        --------------------------------------         -----

(a)     Silpit Industries Co., Ltd.
        David S. Kaufman                        President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Nora Kaufman                            Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7





                              Page 18 of 30 Pages

        Evelyn Rady                                  Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Sylvia Silverberg                            Director
        70 Arthur Streer
        Winnipeg, Manitoba
        Canada R3B 1G7

        Allan Kaufman                                Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7


Memrad Holdings, Ltd.


        Names and Addresses of Officers
        and Directors as of May 24, 2004                        Title
        --------------------------------------                  -----
(a)     Memrad Holdings, Ltd.

        Ernest S. Rady                               President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Marjorie Blankstein                          Treasurer, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Morley Blankstein                            Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Mindel Olenick                               Assistant Secretary, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3


        Thomas Z. Olenick                            Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3







                              Page 19 of 30 Pages

        Brian Hirsch                                 Secretary
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

American Assets, Inc.

(a)     American Assets, Inc., a California corporation


        Names and Addresses of Officers
        and Directors as of May 24, 2004                        Title
        -------------------------------------                   -----
        Ernest S. Rady                               Chairman of the Board, President
        8144 Prestwick Drive
        La Jolla, CA 92037

        Harry M. Rady                                Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        John J. Chamberlain                          Chief Executive Officer, Senior
        11455 El Camino Real #200                    Executive Vice President
        San Diego, CA 92130-2045

        Allen Garrett                                Executive Vice President, Chief
        11455 El Camino Real #200                    Operating Officer
        San Diego, CA 92130-2045

        Robert F. Barton                             Vice President, Chief Financial
        11455 El Camino Real #200                    Officer, Secretary
        San Diego, CA 92130-2045

        James R. Cronemeyer                          Executive Vice President,
        11455 El Camino Real #200                    Residential Properties
        San Diego, CA 92130-2045






                              Page 20 of 30 Pages

Canpac Enterprises, Ltd.

(a)     Canpac Enterprises, Ltd.



    Names and Addresses of Officers
    and Directors as of May 24, 2004                    Title
    -------------------------------------               -----
        Ernest S. Rady                          President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Brian Hirsch                            Secretary, Treasurer, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        David S. Kaufman
        11455 El Camino Real, #200              Director
        San Diego, CA 92130-2045


Western Insurance Holdings, Inc.



    Names and Addresses of Officers
    and Directors as of May 24, 2004                    Title
    -------------------------------------               -----
(a)     Western Insurance Holdings, Inc.

        Ernest S. Rady                          Chairman of the Board, President
        8144 Prestwick Drive
        La Jolla, CA 92037

        Bernard M. Feldman                      Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Harry Rady                              Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        John L. Hannum                          Executive Vice President
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        H. Michael Freet                        Senior Vice President, Treasurer,
        11455 El Camino Real #200               Director
        San Diego, CA 92130-2045

        James W. Austin III                     Secretary
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Mary E. Cannon                          Assistant Secretary
        11455 El Camino Real #200
        San Diego, CA 92130-2045





                              Page 21 of 30 Pages

Insurance Company of the West

(a)     Insurance Company of the West



    Names and Addresses of Officers
    and Directors as of May 24, 2004                   Title
    ---------------------------------                  -----
        Ernest S. Rady                         Chairman of the Board, President,
        11455 El Camino Real #200              Director
        San Diego, CA 92130-2045

        Bernard M. Feldman                     Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Richard S. King                        Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Arne D. Wagner                         Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Bruce N. Moore                         Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        James B. Rathbun                       Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Charles E. Scribner                    Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Fredericka Taubitz                     Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Harry Rady                             Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        H. Michael Freet                       Senior Vice President, Treasurer
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        John L. Hannum                         Executive Vice President
        11455 El Camino Real #200
        San Diego, CA 92130-2045





                              Page 22 of 30 Pages

        Kevin M. Prior                  Senior Vice President
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        James W. Austin III             Senior Vice President, Secretary
        11455 El Camino Real #200       and General Counsel
        San Diego, CA 92130-2045

        Gene P. Irizarry                Senior Vice President
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Dennis E. Osgood                Senior Vice President
        11455 El Camino Real #200
        San Diego, CA 92130-2045



                              Page 23 of 30 Pages

Explorer Insurance Company

(a)     Explorer Insurance Company


        Names and Addresses of Officers
        and Directors as of May 24, 2004                        Title
        ---------------------------------                       -----
        Ernest S. Rady                               Chairman of the Board, President,
        11455 El Camino Real #200                    Director
        San Diego, CA 92130-2045

        Bernard M. Feldman                           Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Frederick Bernard Tisovic                    Executive Vice President, Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        James W. Austin III                          Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        H. Michael Freet                             Senior Vice President,
        11455 El Camino Real #200                    Treasurer, Director
        San Diego, CA 92130-2045

        John L. Hannum                               Executive Vice President
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Mary E. Cannon                               Secretary
        11455 El Camino Real #200
        San Diego, CA 92130-2045







                              Page 24 of 30 Pages

        DHM Trust
        (a) Ernest S. Rady              Trustee


DHM TRUST

(a)     DHM Trust


        Names and Addresses of Officers
        and Directors as of May 24, 2004                        Title
        ---------------------------------                       -----
        Ernest S. Rady                               Trustee
        8144 Prestwick Drive
        La Jolla, CA 92037




                               Page 25 of 30 Pages

Item 3.        Source and Amount of Funds and Other Consideration.

        The consideration paid for the securities purchased was cash from working capital.

Item 4.         Purpose of Transaction.


       Although the purpose of the transaction was originally investment, the affiliated group of persons executing this report, who control directly or indirectly approximately 84% of the issuer, have determined to acquire, by merger of the issuer into Western Financial Bank, the direct holder of that approximately 84% of the issuer, the approximately 16% of the issuer held by public investors. In that regard, Westcorp, Western Financial Bank and the issuer entered into a definitive merger agreement on May 23, 2004 pursuant to which the issuer will be merged into Western Financial Bank and all shareholder of the issuer other than Western Financial Bank will receive 1.11 shares of Westcorp common stock for each share of the issuer's common stock held by them.


Item 5.         Interest in Securities of the Issuer.


       This filing is for the cumulative share holdings of an affiliated group as of the close of business on May 24, 2004. The various entities named in this
Schedule 13D directly or indirectly collectively owned, as of such date, 34,481,698 outstanding shares of Common Stock of the Issuer representing approximately 84.03% of the outstanding shares of Common Stock of the Issuer. At this date, there are 21,198 options exercisable by members of the affiliated group within 60 days. Exhibit A attached hereto and incorporated by this reference herein depicts the relationship among the various affiliated companies in the "Rady" group as well as the ownership interests of Westcorp and Western Financial Bank (which entities are controlled by the Rady Group). There is no formal agreement to vote or dispose of the shares of the issuer in a particular manner. The dispositive and voting power of each of the trusts and companies shown on Exhibit A is made independent of each other, except to the extent that Mr. and Mrs. Rady may be shareholders, officers and/or directors of the various companies and in that respect are able to control the disposition and voting of the shares of the Issuer owned by each such company.


       No securities transactions occurred in the sixty (60) day period preceding May 24, 2004:



                              Page 26 of 30 Pages

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer. See discussion under Items 4 and 5, above.



        Additionally, pursuant to the provisions of the Ernest S. Rady Trust and the Evelyn S. Rady Trust, Ernest S. Rady, as trustee, has the power to sell, buy, retain, invest and reinvest the trusts' assets, which include shares of the Issuer's Common Stock.


Item 7.         Material to be Filed as Exhibits.

        Exhibit A: Organizational Chart of Rady Entities beneficially holding shares in WFS Financial Inc.







                              Page 27 of 30 Pages

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Westcorp


        Dated: May 25, 2004             By:    /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Western Financial Bank


        Dated: May 25, 2004             By:     /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Ernest S. Rady Trust


        Dated: May 25, 2004             /s/ Ernest S. Rady
                                        --------------------------------------
                                        Ernest S. Rady, Trustee


                                        Evelyn Shirley Rady Trust


        Dated: May 25, 2004             /s/ Ernest S. Rady
                                        --------------------------------------
                                        Ernest S. Rady, Trustee


                                        American Assets, Inc.


        Dated: May 25, 2004             By: /s/ Ernest S. Rady
                                            ----------------------------------
                                            Ernest S. Rady, Chairman


                                        Avrett Enterprises, Ltd.


        Dated: May 25, 2004             By: /s/ Ernest S. Rady
                                            -----------------------------------
                                            Ernest S. Rady, Vice President


                                        Canpac Enterprises, Ltd.


        Dated: May 25, 2004             By: /s/ Ernest S. Rady
                                            ----------------------------------
                                            Ernest S. Rady, President


                                        Insurance Company of the West


        Dated: May 25, 2004             By: /s/ Ernest S. Rady
                                            ----------------------------------
                                            Ernest S. Rady, Chairman






                              Page 28 of 30 Pages

                                        Memrad Holdings, Ltd.


        Dated: May 25, 2004             By:     /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, President


                                        Silpit Industries Co., Ltd.


        Dated: May 25, 2004             By:     /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Western Insurance Holdings, Inc.


        Dated: May 25, 2004             By:     /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Explorer Insurance Inc.


        Dated: May 25, 2004             By:     /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        DHM Trust


        Dated: May 25, 2004             By:     /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Trustee


                                        Ernest S. Rady


        Dated: May 25, 2004             By:     /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady


                                        Evelyn Shirley Rady


        Dated: May 25, 2004             By:     /s/ Evelyn Shirley Rady
                                            -----------------------------------
                                                Evelyn Shirley Rady






                              Page 29 of 30 Pages

                                   EXHIBIT A
               ORGANIZATIONAL CHART OF RADY ENTITIES BENEFICIALLY
            HOLDING SHARES IN WFS FINANCIAL INC AS OF MAY 24, 2004



         -----------------                    ------------------
-----------ERNEST RADY------------       ---------EVELYN RADY------------------
/       /    TRUST        /      /      /            TRUST         /           /
/       /  -------------- /      /      /------------------------- /           /
/       /     /           / 62.46%      /         /                /           /
/       /     / 47.00%    /      /      /         /  50%           /           /
/       /     /           /      /      /         /                /           /
/       / ----------------/      /      ------------------------               /
/       / MEMRAD HOLDINGS,/      /      /   AVRETT ENTERPRISES--------/        /
/       /      LTD.       /      /  25.9%       LTD.               /  /        /
/       / ----------------/      /      /------------------------  /  /        /
/       /      /          /      /                /                /  /        /
/       /      /     11.69%      /                /  35.9%         /  /        /
/       /      /          /      /                /                /  /        /
/       /      /          /      /     /-------------------------  /  /        /
/       /      /          /      /     /---SILPIT INDUSTRIES       /  2.17%    /
/      9.70%   /          /      /     /       CO. LTD.            /  /        /
/       /      /          /      /     /--------------------------    /        /
/       /      56.61%     /      /                /  25.36%           /        /
8.24%   /      /          /      /     /--------------------------    /        /
/       /      /          /      ----------CANPAC ENTERPRISES, LTD.---         /
/       /      /          /               ------------------------             /
/       /      /          /                       /                            /
/       /      /          /-----------------------/----------/                 /
/       /      /-------------------/    16.7%     /          /                 /
/       /      /---AMERICAN ASSETS-/------------- /          /                 /
/       /      /         INC.     /                          /                 /
/       --------------------------                           /                 /
/                       /    /                               /                 /
/                       /    /                  87.12%       /                 /
/               ---------    ----------------------------    /             0.56%
/               /                                       /    /                 /
/               /36.38%                         ---------------------          /
/        -------------------------------------- WESTERN INS. HOLDINGS          /
/        /      /                               ---------------------          /
/        /      /                                       /                      /
/        /.73%  /                                       / 100%                 /
/        /      /                                       /                      /
/        /      /                              -------------------------       /
/        /      /    ------------------------- INSURANCE CO. OF THE WEST       /
/  ----------   /    /                         -------------------------       /
/  DHM TRUST--  /    /                                    /                    /
/  ----------/  /    7.36%                                / 100%               /
/            /  /    /                                    /                    /
/            /  /    /                             ----------------------      /
/       0.93%   /    /   ------------------------- EXPLORER INSURANCE CO.      /
/            /  /    /   /       0.05%             ----------------------      /
/            /  /    /   /                                                     /
/            /  --------------                                                 /
-------------      WESTCORP  --------------------------------------------------
                --------------
                      /
                      / 100%
                      /
                -----------------
                WESTERN FINANCIAL
                     BANK
                -----------------
                      /
                      / 84.03%
                      /
                -----------------
                  WFS FINANCIAL
                -----------------


                              Page 30 of 30 Pages